Exhibit 8.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main +1 212-407-4000 Fax +1 212-407-4990

October 5, 2026

McKinley Acquisition Corporation

Re:	Registration Statement of McKinley Acquisition Corporation

Ladies and Gentlemen:

We have acted as United States counsel to McKinley Acquisition Corporation, a Cayman Islands exempted company (“MKLY”), in connection with the proposed Business Combination (as defined below) contemplated by a business combination agreement entered into on July 30, 2026 (the “Business Combination Agreement”) by and among MKLY, Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), and Space-Eyes, Inc., a Delaware corporation (the “Company”). Any capitalized terms used, but not defined, herein have the meanings given to such terms in the Business Combination Agreement. As more fully described in the Registration Statement (as defined below), the Business Combination Agreement provides for a business combination between MKLY and the Company, to be effected as follows: (i) prior to the Effective Time, the Purchaser will migrate to, and domesticate as, a Delaware corporation (the “Domestication”) by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Companies Act”), and (ii) in accordance with the DGCL, at the Effective Time and one business day after the Domestication, Merger Sub will merge with and into the Company, with the Company surviving the Merger and becoming a wholly owned subsidiary of MKLY (the “Merger”). The Domestication, the Merger, and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination.”

The Business Combination and certain other related transactions are described in the Registration Statement of McKinley Acquisition Corporation (with the Company as co-registrant), on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on October 5, 2026 (Registration Number 333-298265) (the “Registration Statement”).

In rendering this opinion, we have reviewed and relied upon the Business Combination Agreement, the Registration Statement, the tax representation letter delivered to us by MKLY, and such other documents as we have considered relevant to our analysis, including exhibits, schedules, and attachments to the foregoing documents. In examining such documents, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement, the Business Combination Agreement, and the tax representation letters delivered to us.

Based upon and subject to the foregoing (including the representations made by MKLY) and the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement and other customary assumptions, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Domestication to U.S. Holders” insofar as they address the material U.S. federal income tax considerations of the Domestication for beneficial owners of McKinley Ordinary Shares and McKinley Rights (as defined in the Registration Statement) and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications, and limitations stated herein and therein. Statements contained therein, however, that MKLY or the Company “believes,” “expects,” “intends,” “assumes,” or other similar phrases are not legal conclusions and do not constitute our opinion.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

McKinley Acquisition Corporation October 5, 2026 Page 2

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and as described above. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to McKinley Acquisition Corporation under the caption “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Domestication to U.S. Holders” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Regards,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP